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                                                                    Exhibit 21.1

              Subsidiaries of Better Minerals & Aggregates Company

U.S. SILICA COMPANY, a Delaware corporation
BMAC SERVICES CO., INC., a Delaware corporation
BETTER MATERIALS CORPORATION, a Pennsylvania corporation
BMC TRUCKING, INC., a Delaware corporation
CHIPPEWA FARMS CORPORATION, a Pennsylvania corporation
COMMERCIAL AGGREGATES TRANSPORTATION AND SALES, LLC, a Delaware limited liability company
THE FULTON LAND AND TIMBER COMPANY, a Pennsylvania corporation
GEORGE F. PETTINOS, INC., a Delaware corporation
OTTAWA SILICA COMPANY, a Delaware corporation
PENNSYLVANIA GLASS SAND CORPORATION, a Delaware corporation
STONE MATERIALS COMPANY, LLC, a Delaware limited liability company